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                                                                      EXHIBIT 12

                        ITT CORPORATION AND SUBSIDIARIES

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                             (MILLIONS OF DOLLARS)

                                                                               SIX MONTHS
                                                                             ENDED JUNE 30,
                                                                             ---------------
                                                                             1996       1995
                                                                             ----       ----
Earnings:
Net Income.................................................................  $116       $ 53
Add:
  Adjustment for distributions in excess of equity earnings and
     losses(a).............................................................     4          2
  Income taxes.............................................................   100         55
  Minority equity in net income............................................    16          9
  Amortization of interest capitalized.....................................     2          1
                                                                             ----       ----
                                                                              238        120
                                                                             ----       ----
Fixed Charges:
  Interest and other financial charges.....................................   146        163
  Interest factor attributable to rentals..................................    13         13
                                                                             ----       ----
                                                                              159        176
                                                                             ----       ----
Earnings, as adjusted......................................................  $397       $296
                                                                             ====       ====
Fixed Charges:
  Fixed charges above......................................................  $159       $176
  Interest capitalized.....................................................     8          3
                                                                             ----       ----
  Total fixed charges......................................................  $167       $179
                                                                             ====       ====
Ratio:
  Earnings, as adjusted, to total fixed charges............................  2.38       1.65
                                                                             ====       ====

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Note:

(a) The adjustment represents distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.